Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	February 23, 2011

THE WASHINGTON POST COMPANY REPORTS

2010 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common shares of $277.2 million ($31.04 per share) for the fiscal year ended January 2, 2011, up from net income available for common shares of $91.8 million ($9.78 per share) for the fiscal year ended January 3, 2010. Net income includes $28.8 million ($3.22 per share) and $45.1 million ($4.80 per share) in losses from discontinued operations for fiscal year 2010 and 2009, respectively. Income from continuing operations available for common shares was $306.0 million ($34.26 per share) for fiscal year 2010, compared to $136.9 million ($14.58 per share) for fiscal year 2009. As a result of the Company’s share repurchases, there were fewer diluted average shares outstanding in 2010.

For the fourth quarter of 2010, the Company reported net income available for common shares of $79.0 million ($9.42 per share), compared to net income available for common shares of $81.7 million ($8.71 per share) for the same period of 2009. Net income includes $9.6 million ($1.03 per share) in losses from discontinued operations for the fourth quarter of 2009. Income from continuing operations available for common shares was $91.4 million ($9.74 per share) for the fourth quarter of 2009.

Kaplan’s higher education businesses are subject to a number of recently enacted and pending regulations by the U.S. Department of Education. Also, Kaplan implemented a new program, the Kaplan Commitment, in the fourth quarter of 2010 that includes a “risk-free period” of enrollment. The recent and potential rulemaking activities and the Kaplan Commitment could have a material adverse effect on Kaplan’s future operating results.

On September 30, 2010, the Company completed the sale of Newsweek. Consequently, the Company’s income from continuing operations for the fourth quarter and year-to-date periods excludes Newsweek results, which have been reclassified to discontinued operations.

Items included in the Company’s income from continuing operations for 2010 and related fourth quarter activity:

•	A $20.4 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $12.7 million, or $1.38 per share);

•

A $27.5 million goodwill and other long-lived assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share);

•	$31.2 million in fourth quarter severance and restructuring charges (after-tax impact of $19.3 million, or $2.31 per share); and

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$6.7 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $4.2 million, or $0.47 per share); $1.9 million in gains were recorded in the fourth quarter (after-tax impact of $1.2 million, or $0.14 per share).

Items included in the Company’s income from continuing operations for 2009 and related fourth quarter activity:

•	$57.9 million in early retirement program expense at the newspaper publishing division (after-tax impact of $35.9 million, or $3.82 per share);

•

$33.2 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $20.6 million, or $2.19 per share); $0.2 million of these charges were recorded in the fourth quarter (after-tax impact of $0.1 million, or $0.01 per share);

•	$33.8 million in accelerated depreciation at The Washington Post (after-tax impact of $21.0 million, or $2.23 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share);

•	A $29.0 million decline in equity in earnings (losses) of affiliates associated with impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share); and

•

$16.9 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $10.3 million, or $1.10 per share); $1.5 million in losses were recorded in the fourth quarter (after-tax impact of $0.9 million, or $0.10 per share).

Revenue for 2010 was $4,723.6 million, up 8% compared to revenue of $4,386.5 million in 2009. The increase is due to strong revenue growth at the education and television broadcasting divisions, and increased revenue at the cable television division. Operating income for 2010 increased to $546.8 million, from $257.9 million in 2009, due to improved results at the education, newspaper publishing and television broadcasting divisions.

For the fourth quarter of 2010, revenue was $1,190.0 million, up slightly from $1,186.2 million in 2009. The increase is due to strong revenue growth at the television broadcasting division, offset by declines at the education and newspaper publishing divisions. Operating income declined in the fourth quarter of 2010 to $149.7 million, from $154.8 million in 2009. Excluding the items discussed above that are included in operating income, results improved at the television broadcasting, newspaper publishing and education divisions, offset by a decline at the cable television division.

Division Results

Education

Education division revenue in 2010 increased to $2,901.8 million, a 10% increase from $2,636.6 million in 2009. For the fourth quarter of 2010, education division revenue totaled $699.8 million, a 1% decline from $709.3 million for the same period of 2009.

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Kaplan reported operating income of $330.9 million for 2010, compared to $194.8 million in 2009; operating income for the fourth quarter of 2010 was $64.9 million, compared to $79.6 million in the fourth quarter of 2009. Kaplan’s results for 2010 and 2009 were impacted by several charges or credits (discussed below).

A summary of Kaplan’s operating results for 2010 and the fourth quarter of 2010 compared to 2009 is as follows:

	Fourth Quarter			YTD
(In thousands)	2010	2009	% Change	2010	2009	% Change
Revenue
Higher education	$405,642	$420,225	(3)	$1,789,038	$1,539,196	16
Test preparation, excluding Score	102,672	101,265	1	415,678	433,579	(4)
Score	—	—	—	—	8,557	—
Kaplan international	163,342	155,172	5	585,924	537,238	9
Kaplan ventures	28,126	34,790	(19)	114,029	126,418	(10)
Kaplan corporate	1,588	495	—	5,537	2,436	—
Intersegment elimination	(1,583)	(2,678)	—	(8,395)	(10,786)	—

	$699,787	$709,269	(1)	$2,901,811	$2,636,638	10

Operating income (loss)
Higher education	$66,738	$76,021	(12)	$396,193	$279,765	42
Test preparation, excluding Score	(14,313)	(4,990)	—	(24,044)	15,892	—
Score	—	(248)	—	—	(36,787)	—
Kaplan international	23,776	26,468	(10)	56,152	53,772	4
Kaplan ventures	(5,372)	(2,287)	—	(30,723)	(16,421)	(87)
Kaplan corporate	(617)	(14,692)	96	(45,765)	(53,227)	14
Kaplan stock compensation	(131)	4,222	—	1,179	(933)	—
Amortization of intangible assets	(5,226)	(4,976)	(5)	(21,855)	(22,223)	2
Impairment of goodwill and other long-lived assets	—	—	—	—	(25,387)	—
Intersegment elimination	18	74	—	(234)	310	—

	$64,873	$79,592	(18)	$330,903	$194,761	70

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. Higher education revenue and operating income grew in 2010 due to enrollment growth, improved student retention and increased margins during most of 2010. In the fourth quarter of 2010, higher education revenue declined 3% due to a decline in average enrollment and the implementation of the Kaplan Commitment program (discussed below). Operating income decreased 12% in the fourth quarter due to lower revenue, $9.3 million in severance costs associated with a workforce reduction, and increased regulatory compliance costs.

During the fourth quarter of 2010, KHE phased in a new program, the Kaplan Commitment. Under this program, new students of Kaplan University, Kaplan College and other Kaplan Higher Education schools enroll in classes for several weeks and assess whether their educational experience meets their needs and expectations before incurring any significant financial obligation. Kaplan also conducts academic assessments to help determine whether students are likely to be successful in their chosen course of study. Students who choose to withdraw from the program during this time frame (“risk-free period”) and students who do not pass the academic evaluation do not have to pay for the coursework. In general, the risk-free period is approximately four weeks for diploma programs and five weeks for associate’s and bachelor’s degrees. Based on historical student withdrawal and performance patterns and assuming students who withdrew during early academic terms would have instead availed themselves of the Kaplan Commitment, management estimates that KHE revenues would have been approximately $140 million less in 2010 had the Kaplan Commitment commenced on January 1, 2010.

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At December 31, 2010, about 2,200 students in attendance were within their respective risk-free periods, during which KHE does not recognize tuition revenue. For all students enrolled to date under the Kaplan Commitment program, the attrition rate during the entire risk-free period has been approximately 28%, a majority of which is due to Kaplan’s dismissal of students from the program because of the student’s lack of academic progress during the period. KHE revenues and operating results will continue to be impacted by the Kaplan Commitment, overall economic conditions and changes in regulations and business practices. Management is not yet able to estimate whether the Kaplan Commitment and these other factors will cause student retention patterns to differ from historical levels or whether additional students will be attracted to Kaplan as a result of the risk-free offering.

Total KHE enrollments (exclusive of students within the risk-free period) declined 8% compared to enrollments at December 31, 2009. A summary of KHE student enrollments at December 31, 2010, and December 31, 2009, is as follows:

	As of December 31,		%
	2010	2009	Change

Kaplan University	58,217	60,388	(4)
Kaplan Higher Education Campuses	38,484	44,499	(14)

	96,701	104,887	(8)

In response to the enacted and proposed regulations, KHE has proactively implemented a number of marketing and admission changes, the effect of which raises student selectivity. New student enrollments at KHE declined 47% in the fourth quarter of 2010 compared to the same period of 2009, mostly due to these marketing and admission changes, along with overall weaker demand. New student enrollments were also adversely impacted by the number of students that did not continue beyond the risk-free period (students that withdraw during the Kaplan Commitment period are not counted as official starts). Management believes that the impact of fewer new enrollments will be offset in part by improved student retention.

Kaplan University and Kaplan Higher Education Campuses enrollments at December 31, 2010, and December 31, 2009, by degree and certificate programs are as follows:

	As of December 31,
	2010	2009
Certificate	23.6%	27.6%
Associate’s	33.8%	33.0%
Bachelor’s	35.1%	34.7%
Master’s	7.5%	4.7%

	100%	100%

In October 2010, the U.S. Department of Education released rules that address program integrity issues for postsecondary education institutions that participate in Title IV programs. The rules include, among other items, state approval processes, Department of Education program approval processes, revised standards governing the payment of incentive compensation to admissions and financial aid advisors, standards around misrepresentation and the definition of “credit hour.” The Company is taking steps to fully comply with these rules, but cannot currently predict the impact that these rules will have on its operations in the future and related operating results.

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In July 2010, the Department of Education released a notice of proposed rulemaking addressing substantive measurements for whether an educational program leads to gainful employment in a recognized occupation for purposes of that program’s eligibility for Title IV funds. The proposed rulemaking addressing the definition of gainful employment includes provisions whereby students at a program level must demonstrate certain levels of student loan repayment and/or a program’s graduates must achieve certain debt-to-income ratios for the institution’s program to remain eligible for participation in the Title IV program. If a program fails to meet some or all of these proposed requirements, then the program’s eligibility to participate in the Title IV program may be restricted or lost entirely. Some of the data needed to compute program eligibility under this proposed regulation are not readily accessible to the institutions, but are compiled by the Department of Education.

The Company cannot currently predict with reasonable accuracy the impact the proposed regulation would have on its program offerings if it were enacted in its current form. However, the Company expects that this regulation, if enacted as proposed, would significantly impact Kaplan’s operating results as some or all institutions owned by Kaplan might be required to limit program offerings to ensure compliance with the restrictions of the proposed gainful employment rule. The Company has filed public comments related to the proposed rulemaking on gainful employment. The Department of Education has stated it plans to issue final rules in 2011 for an effective date on July 1, 2012.

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings, as well as the domestic professional training business, K12 and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $7.8 million in severance, asset write-offs and other closure costs were recorded in connection with this plan. In the fourth quarter of 2009, a $4.6 million charge was recorded for product development and other write-downs at the K12 business. In the fourth quarter of 2010, Kaplan Test Preparation announced a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings. In conjunction with this plan, in the fourth quarter of 2010, Kaplan Test Preparation began to reduce the number of leased test preparation centers and incurred $10.4 million in costs, mostly comprised of charges related to early lease termination and property, plant and equipment write-downs. The plan is expected to be largely completed by the end of 2011, and the Company estimates that an additional $10.0 million in costs will be incurred.

Test preparation revenue declined 4% in 2010 and increased 1% in the fourth quarter of 2010. Excluding acquisitions, test preparation revenue declined 8% and 3% for 2010 and the fourth quarter of 2010, respectively, due mostly to the termination of certain K12 offerings. Revenue at the traditional test preparation programs in 2010 was essentially flat. Strong enrollment increases, particularly in the Pre-College and Nursing programs, were offset by reduced prices for many programs related to increased competition and increased demand for lower priced online test preparation offerings.

Test preparation operating results were down in 2010 and the fourth quarter of 2010 due to the termination of certain K12 offerings and $7.8 million in related closure costs in 2010, reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs, as well as $10.4 million in fourth quarter 2010 restructuring-related charges. The declines were offset by improved results at test preparation’s domestic professional training businesses due to expense reductions. In 2009, total restructuring-related expenses of $8.3 million were recorded in conjunction with the professional training businesses. Test preparation operating results in the fourth quarter of 2009 were also adversely affected by a $4.6 million charge at the K12 business for product development and other write-downs.

In March 2009, the Company approved a plan to close its Score tutoring centers. The Company recorded charges of $24.9 million in asset write-downs, lease terminations, severance and accelerated depreciation of fixed assets in the first half of 2009.

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Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue increased 9% in 2010 and operating income rose 4% due to enrollment growth in the pathway and other higher education programs in the U.K. and Singapore. The rise in revenue is also due to increased English-language program revenue and favorable exchange rates in Australia and Singapore. Kaplan International operating income declined in the fourth quarter of 2010 due to weaker operating results at its Australian and Asian operations.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Revenue at Kaplan Ventures declined 10% and 19% in 2010 and the fourth quarter of 2010, respectively; these revenue comparisons were adversely impacted by the April 2010 sale of a business unit within the division. Kaplan Ventures reported operating losses of $30.7 million and $5.4 million in 2010 and the fourth quarter of 2010, respectively, compared to operating losses of $16.4 million and $2.3 million in 2009 and the fourth quarter of 2009, respectively. The decline in results for 2010 is due to the sale of the above-noted business, decreased operating margins at several of Kaplan Ventures’ established businesses and increased investment in certain developing business units. A goodwill and other long-lived assets impairment charge of $25.4 million was recorded at Kaplan in the third quarter of 2009 related to certain Kaplan Ventures’ businesses, as the book value of these businesses exceeded their estimated fair value.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities. Corporate expenses declined in 2010 and the fourth quarter of 2010, due largely to the reversal of incentive compensation accruals.

Stock compensation relates to incentive compensation arising from equity awards under the Kaplan stock option plan. Kaplan recorded a stock compensation credit of $1.2 million in 2010, compared to stock compensation expense of $0.9 million in 2009. For the fourth quarter of 2010, Kaplan recorded stock compensation expense of $0.1 million, compared to a stock compensation credit of $4.2 million in 2009. The stock compensation credit for 2010 relates to an estimated decline in the fair value of Kaplan common stock since the end of 2009.

Cable Television

Cable television division revenue of $759.9 million for 2010 represents a 1% increase from $750.4 million in 2009; revenue totaled $191.3 million for the fourth quarter of 2010, a slight increase from $190.6 million for the fourth quarter of 2009. The revenue increase in 2010 is due to continued growth of the division’s cable modem and telephone revenues.

Cable television division operating income in 2010 decreased to $163.9 million, from $169.1 million in 2009; operating income for the fourth quarter of 2010 decreased to $37.4 million, from $46.9 million in the fourth quarter of 2009. The cable division’s operating results in the fourth quarter of 2009 included a $7.7 million gain arising from changes to the cable division retiree health care benefits program. Excluding this gain, the cable division’s operating income in 2010 increased due to the division’s revenue growth, offset by increased technical and sales costs; the division’s operating income declined in the fourth quarter of 2010 due primarily to increased technical and sales costs.

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At December 31, 2010, Revenue Generating Units (RGUs) were up 4% from the prior year-end due to growth in high-speed data and telephony subscribers, offset by a decrease in basic and digital subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	December 31, 2010	December 31, 2009

Basic	648,413	668,986
Digital	215,284	219,062
High-speed data	425,402	392,832
Telephony	153,044	109,619

Total	1,442,143	1,390,499

Newspaper Publishing

For most of the newspaper division’s print publications, operating results in 2010 included 52 weeks, compared to 53 weeks in 2009 (fourth quarter 2010 included 13 weeks, compared to 14 weeks in 2009). Newspaper publishing division revenue in 2010 increased slightly to $680.4 million, from $679.3 million in 2009; revenue totaled $188.4 million for the fourth quarter of 2010, a 3% decrease from $193.3 million for the fourth quarter of 2009. Print advertising revenue at The Washington Post in 2010 declined 6% to $297.9 million, from $317.0 million in 2009, and decreased 12% to $82.0 million for the fourth quarter of 2010, from $92.6 million for the fourth quarter of 2009. The print revenue declines in 2010 and the fourth quarter of 2010 are due to reductions in general, classified and retail advertising, along with one less week in 2010 versus 2009. Revenue generated by the Company’s newspaper online publishing activities at washingtonpost.com and Slate increased 14% to $113.0 million, from $99.6 million in 2009; revenue increased 13% to $35.5 million in the fourth quarter of 2010, versus $31.5 million for the fourth quarter of 2009. Display online advertising revenue grew 18% in 2010, and 12% for the fourth quarter of 2010. Online classified advertising revenue on washingtonpost.com increased slightly in 2010 and increased 5% for the fourth quarter of 2010.

Daily circulation at The Washington Post declined 7.5% and Sunday circulation declined 8.2% in 2010. For 2010, average daily circulation at the Post totaled 550,900 and average Sunday circulation totaled 763,100.

As previously disclosed, The Washington Post contributes to multiemployer plans on behalf of three union-represented employee groups. The Post has negotiated in collective bargaining the contractual right to withdraw from two of these plans; the right to withdraw from the CWA-ITU Negotiated Pension Plan (CWA-ITU Plan) was the subject of contract negotiations that reached an impasse. In July 2010, the Post notified the union and the CWA-ITU Plan of its unilateral withdrawal from the Plan, effective November 30, 2010. In connection with this action, The Washington Post recorded a $20.4 million charge based on an estimate of the withdrawal liability.

As previously reported, The Washington Post recorded early retirement program expense of $56.8 million in the second quarter of 2009, and Robinson Terminal Warehouse Corporation recorded early retirement program expense of $1.1 million in the third quarter of 2009. The costs of these early retirement programs are funded mostly from the assets of the Company’s pension plans. Also as previously reported, the Post closed a printing plant in July 2009 and consolidated its printing operations. The Post also completed the consolidation of certain other operations in Washington, DC, in the first quarter of 2010. In connection with these activities, accelerated depreciation of $33.8 million was recorded in 2009, along with $3.9 million in shutdown costs and lease losses ($3.1 million of these costs were recorded in the fourth quarter of 2009). An additional $3.1 million loss on an office lease was recorded by the Company in the first quarter of 2010.

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The newspaper division reported an operating loss of $9.8 million in 2010, compared to an operating loss of $163.5 million in 2009. For the fourth quarter of 2010, the newspaper division reported operating income of $19.9 million, compared to operating income of $3.2 million in the fourth quarter of 2009. Excluding the multiemployer pension plan charge, early retirement program expense and accelerated depreciation, operating results improved in 2010 due to expense reductions in payroll, newsprint, depreciation, bad debt and agency fees, and expense reductions at washingtonpost.com. Newsprint expense decreased 16% in 2010 and 15% in the fourth quarter of 2010, respectively, due to a decline in newsprint consumption, offset by an increase in newsprint prices.

A summary of newspaper division operating results for 2010 and the fourth quarter of 2010 compared to 2009 is as follows:

	Fourth Quarter			YTD
(In thousands)	2010	2009	% Change	2010		2009	% Change
Operating revenues	$188,425	$193,345	(3)	$680,373		$679,282	0
Operating expenses, excluding special charges	(168,484)	(190,173)	(11)	(669,844	)*	(751,115)*	(11)

	19,941	3,172	—	10,529	*	(71,833)*	—
Multiemployer pension plan charge	—	—	—	(20,355)		—	—
Early retirement program expense	—	—	—	—		(57,924)	—
Accelerated depreciation	—	—	—	—		(33,792)	—

Operating income (loss)	$19,941	$3,172	—	$(9,826)		$(163,549)	94

*	Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division increased 25% to $342.2 million in 2010, from $272.7 million in 2009; for the fourth quarter of 2010, revenue increased 28% to $102.9 million, from $80.2 million in 2009. Television broadcasting division operating income for 2010 increased 72% to $121.3 million, from $70.5 million in 2009. For the fourth quarter of 2010, operating income increased 56% to $45.3 million, from $29.0 million for the fourth quarter of 2009.

The increase in revenue and operating income is due to improved advertising demand in all markets and most product categories, particularly automotive. The increased revenue and operating income also includes $4.7 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2010, and a $32.2 million and $17.6 million increase in political advertising revenue for 2010 and the fourth quarter of 2010, respectively.

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Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions and other small businesses.

In the third quarter of 2010, a goodwill and other long-lived assets impairment charge of $27.5 million was recorded at Avenue100 Media Solutions, the Company’s digital marketing business that sources leads for academic institutions and recruiting organizations.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office and the pension credit previously reported in the magazine publishing division (refer to Discontinued Operations discussion below).

In the fourth quarter of 2010, certain Kaplan operations moved to the former Newsweek headquarters facility. In connection with this move, $11.5 million in lease termination and other charges were recorded by the corporate office.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for 2010 was $4.1 million, compared to $29.4 million in losses for 2009. For the fourth quarter of 2010, the Company’s equity in losses of affiliates totaled $0.2 million, compared to losses of $1.3 million for the fourth quarter of 2009. Results for 2009 included $29.0 million in write-downs at two of the Company’s affiliate investments; most of the loss related to an impairment charge recorded on the Company’s interest in Bowater Mersey Paper Company as a result of the challenging economic environment for newsprint producers in 2009.

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $8.7 million in 2010, compared to other non-operating income, net, of $13.2 million in 2009. For the fourth quarter of 2010, the Company recorded other non-operating income, net, of $4.7 million, compared to other non-operating expense, net, of $2.6 million for the fourth quarter of 2009.

The 2010 non-operating income, net, included $6.7 million in unrealized foreign currency gains ($1.9 million in unrealized foreign currency gains in the fourth quarter) and other items. The 2009 non-operating income, net, included $16.9 million in unrealized foreign currency gains ($1.5 million in unrealized foreign currency losses in the fourth quarter), offset by $3.8 million in impairment write-downs on cost method investments and other items.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar denominated intercompany loans into U.S. dollars.

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Net Interest Expense

The Company incurred net interest expense of $27.9 million in 2010, compared to $29.0 million in 2009; net interest expense totaled $6.6 million for the fourth quarter of 2010, versus $7.7 million for the fourth quarter of 2009. At January 2, 2011, the Company had $399.7 million in borrowings outstanding at an average interest rate of 7.2%; at January 3, 2010, the Company had $399.3 million in borrowings outstanding at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for income from continuing operations in 2010 was 41.4%. This effective tax rate was adversely impacted by $13.9 million in noncash valuation allowances provided against deferred state and local income tax benefits, net of U.S. Federal income taxes, and $9.1 million from nondeductible goodwill in connection with an impairment charge recorded in the third quarter of 2010; these items were offset by permanent U.S. Federal tax benefit items and tax benefits with respect to jurisdictions outside the United States.

The effective tax rate for income from continuing operations in 2009 was 35.9%. This effective tax rate was adversely impacted by $7.4 million in noncash valuation allowances provided against deferred state and local income tax benefits, net of U.S. Federal income taxes, and $3.3 million from nondeductible goodwill in connection with impairment charges recorded in 2009; these items were offset by favorable adjustments recorded for a reduction in state income taxes and for prior-year permanent U.S. Federal tax deductions.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek. Consequently, the Company’s income from continuing operations for the fourth quarter and year-to-date periods excludes magazine publishing operations, which have been reclassified to discontinued operations, net of tax. Under the terms of the asset purchase agreement, The Washington Post Company retained the pension assets and liabilities, certain employee obligations arising prior to the sale and other items. A loss of $11.5 million from the Newsweek sale is included in discontinued operations.

Newsweek employees were participants in The Washington Post Company Retirement Plan, and Newsweek was historically allocated a net pension credit. Since this net pension credit will be included in income from continuing operations in the future, it has been excluded from the reclassification of Newsweek results to discontinued operations. The pension cost arising from early retirement programs at Newsweek, however, is included in discontinued operations.

Earnings Per Share

The calculations of diluted earnings per share for 2010 and the fourth quarter of 2010 were based on 8,930,608 and 8,384,755 weighted average shares, respectively, compared to 9,391,958 and 9,372,396 weighted average shares, respectively, for 2009 and the fourth quarter of 2009. The Company repurchased 1,057,940 shares of its Class B common stock at a cost of $404.8 million during 2010. At January 2, 2011, there were 8,193,856 shares outstanding.

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Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2010	2009

Operating revenues	$1,190,007	$1,186,243	0
Operating expenses	(969,787)	(962,673)	1
Depreciation	(64,005)	(62,705)	2
Amortization of intangible assets	(6,550)	(6,036)	9

Operating income	149,665	154,829	(3)
Equity in losses of affiliates, net	(191)	(1,261)	(85)
Interest income	1,051	759	38
Interest expense	(7,693)	(8,451)	(9)
Other income (expense), net	4,657	(2,582)	—

Income from continuing operations before income taxes	147,489	143,294	3
Provision for income taxes	(68,500)	(51,400)	33

Income from continuing operations	78,989	91,894	(14)
Loss from discontinued operations, net of tax	—	(9,645)	—

Net income	78,989	82,249	(4)
Net income attributable to noncontrolling interest	(2)	(534)	—

Net income attributable to The Washington Post Company	78,987	81,715	(3)
Redeemable preferred stock dividends	—	—	—

Net income available for The Washington Post Company common stockholders	$78,987	$81,715	(3)

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$78,987	$91,360	(14)
Loss from discontinued operations, net of tax	—	(9,645)	—

Net income	$78,987	$81,715	(3)

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$9.42	$9.74	(3)
Basic loss per common share from discontinued operations	—	(1.03)	—

Basic net income per common share	$9.42	$8.71	8

Basic average shares outstanding	8,335,921	9,311,422

Diluted income per common share from continuing operations	$9.42	$9.74	(3)
Diluted loss per common share from discontinued operations	—	(1.03)	—

Diluted net income per common share	$9.42	$8.71	8

Diluted average shares outstanding	8,384,755	9,372,396

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2010	2009

Operating revenues	$4,723,573	$4,386,516	8
Operating expenses	(3,874,288)	(3,784,924)	2
Depreciation	(247,785)	(291,684)	(15)
Amortization of intangible assets	(27,191)	(26,642)	2
Impairment of goodwill and other long-lived assets	(27,477)	(25,387)	8

Operating income	546,832	257,879	—
Equity in losses of affiliates, net	(4,133)	(29,421)	(86)
Interest income	2,576	2,597	(1)
Interest expense	(30,503)	(31,565)	(3)
Other income, net	8,652	13,197	(34)

Income from continuing operations before income taxes	523,424	212,687	—
Provision for income taxes	(216,600)	(76,400)	—

Income from continuing operations	306,824	136,287	—
Loss from discontinued operations, net of tax	(28,804)	(45,087)	(36)

Net income	278,020	91,200	—
Net loss attributable to noncontrolling interest	94	1,574	(94)

Net income attributable to The Washington Post Company	278,114	92,774	—
Redeemable preferred stock dividends	(922)	(928)	(1)

Net income available for The Washington Post Company common stockholders	$277,192	$91,846	—

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$305,996	$136,933	—
Loss from discontinued operations, net of tax	(28,804)	(45,087)	(36)

Net income	$277,192	$91,846	—

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$34.28	$14.58	—
Basic loss per common share from discontinued operations	(3.22)	(4.80)	(33)

Basic net income per common share	$31.06	$9.78	—

Basic average shares outstanding	8,868,971	9,332,192

Diluted income per common share from continuing operations	$34.26	$14.58	—
Diluted loss per common share from discontinued operations	(3.22)	(4.80)	(33)

Diluted net income per common share	$31.04	$9.78	—

Diluted average shares outstanding	8,930,608	9,391,958

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		%	Year-to-Date		%
	2010	2009	Change	2010	2009	Change
Operating Revenues:
Education	$699,787	$709,269	(1)	$2,901,811	$2,636,638	10
Cable television	191,274	190,570	0	759,884	750,409	1
Newspaper publishing	188,425	193,345	(3)	680,373	679,282	0
Television broadcasting	102,912	80,236	28	342,164	272,651	25
Other businesses	8,470	14,631	(42)	46,395	53,921	(14)
Corporate office	—	—	—	—	—	—
Intersegment elimination	(861)	(1,808)	—	(7,054)	(6,385)	—

	$1,190,007	$1,186,243	0	$4,723,573	$4,386,516	8

Operating Expenses:
Education	$634,914	$629,677	1	$2,570,908	$2,441,877	5
Cable television	153,919	143,667	7	595,939	581,358	3
Newspaper publishing	168,484	190,173	(11)	690,199	842,831	(18)
Television broadcasting	57,564	51,193	12	220,816	202,145	9
Other businesses	11,259	14,590	(23)	81,361	53,982	51
Corporate office	15,063	3,922	—	24,572	12,829	92
Intersegment elimination	(861)	(1,808)	—	(7,054)	(6,385)	—

	$1,040,342	$1,031,414	1	$4,176,741	$4,128,637	1

Operating Income (Loss):
Education	$64,873	$79,592	(18)	$330,903	$194,761	70
Cable television	37,355	46,903	(20)	163,945	169,051	(3)
Newspaper publishing	19,941	3,172	—	(9,826)	(163,549)	94
Television broadcasting	45,348	29,043	56	121,348	70,506	72
Other businesses	(2,789)	41	—	(34,966)	(61)	—
Corporate office	(15,063)	(3,922)	—	(24,572)	(12,829)	(92)

	$149,665	$154,829	(3)	$546,832	$257,879	—

Depreciation:
Education	$21,524	$20,379	6	$78,461	$81,478	(4)
Cable television	31,312	31,209	0	124,834	124,207	1
Newspaper publishing	7,223	8,009	(10)	30,341	72,870	(58)
Television broadcasting	3,141	2,841	11	12,720	12,299	3
Other businesses	77	51	51	270	151	79
Corporate office	728	216	—	1,159	679	71

	$64,005	$62,705	2	$247,785	$291,684	(15)

Amortization of intangible assets and impairment of goodwill and other long-lived assets
Education	$5,226	$4,976	5	$21,855	$47,610	(54)
Cable television	102	79	29	327	310	5
Newspaper publishing	290	274	6	1,223	1,010	21
Television broadcasting	—	—	—	—	—	—
Other businesses	932	707	32	31,263	3,099	—
Corporate office	—	—	—	—	—	—

	$6,550	$6,036	9	$54,668	$52,029	5

Pension (Expense) Credit:
Education	$(1,398)	$(1,262)	11	$(5,707)	$(5,414)	5
Cable television	(488)	(532)	(8)	(1,919)	(1,851)	4
Newspaper publishing (1)	(5,447)	(4,141)	32	(42,287)	(75,925)	(44)
Television broadcasting	(278)	(61)	—	(1,113)	(418)	—
Other businesses	(16)	(21)	(24)	(65)	(82)	(21)
Corporate office (2)	9,368	8,880	5	34,599	33,836	2

	$1,741	$2,863	(39)	$(16,492)	$(49,854)	(67)

(1)	Year-to-date includes $20.4 million in charges recorded in 2010 related to the withdrawal from a multiemployer pension plan.
(2)	Includes pension credits previously reported in the magazine publishing division.

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